Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners

Regency Energy Partners LP:

We consent to the incorporation by reference in the registration statement filed on Form S-3 on November 28, 2012 of Regency Energy Partners LP of our report dated February 18, 2011, with respect to the consolidated balance sheet of RIGS Haynesville Partnership Co. as of December 31, 2010 and the related consolidated statements of income, cash flows, and partners’ capital for the year ended December 31, 2010 and for the period from March 18, 2009 to December 31, 2009, and the related statements of income, cash flows and member’s interests of Regency Intrastate Gas LLC for the period from January 1, 2009 to March 17, 2009.

/s/ KPMG LLP

Dallas, Texas

November 28, 2012